As filed with the Securities And Exchange Commission on November 22, 2005
Registration No. 333-[            ]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
US AIRWAYS GROUP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	54-1194634
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 West Rio Salado Parkway
Tempe, Arizona 85281
(480) 693-0800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James E. Walsh III, Esq.
Senior Vice President and General Counsel
US Airways Group, Inc.
111 West Rio Salado Parkway
Tempe, Arizona 85281
(480) 693-0800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a Copy to:
Peter C. Krupp, Esq.
Skadden, Arps, Slate, Meagher & Flom llp
333 West Wacker Drive, Suite 2100
Chicago, IL 60606
Tel. No.: (312) 407-0700
Fax No.: (312) 407-0411

      Approximate date of commencement of proposed sale to the public: from time to time after the Registration Statement becomes effective.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering	Aggregate	Amount of
Securities to be Registered	Registered	Price Per Unit	Offering Price	Registration Fee

Common Stock, par value $0.01 per share	43,998,779	$32.005(1)	$1,408,180,921.89	$165,742.89

(1)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per unit is calculated based upon the average of the high and low prices of the common stock as reported on the New York Stock Exchange as of November 21, 2005.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2005
PRELIMINARY PROSPECTUS
US AIRWAYS GROUP, INC.
43,998,779 shares of Common Stock
        The shares of common stock described in this prospectus are being offered for sale from time to time by the selling stockholders named herein who acquired the shares in connection with the merger of America West Holdings Corporation and Barbell Acquisition Corp., our wholly owned subsidiary, which became effective on September 27, 2005, and pursuant to options to purchase additional shares of our common stock. The selling stockholders will receive all of the proceeds from any sales of our common stock. We will not receive any of the proceeds.
      The selling stockholders may sell the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions, sales by a combination of these methods or through any other means described in this prospectus under “Plan of Distribution” on page 18. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares.
      Our common stock is currently listed on the New York Stock Exchange, or NYSE, under the symbol “LCC.” On November 21, 2005, the closing sale price of our common stock was $31.99 per share.

Consider carefully the risk factors beginning on page 3 of this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

Important Notice About the Information Presented In This Prospectus
      You should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.
      We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY
      This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing discussed under “Risk Factors” beginning on page 3, the information incorporated by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.
      Throughout this prospectus references to “US Airways Group,” the “Company,” “we,” “us” and “our” refer to US Airways Group, Inc. following effectiveness of the merger with America West Holdings, and references to “America West Holdings” refer to America West Holdings Corporation, unless otherwise specified or the context otherwise requires.
Our Company
      US Airways Group, Inc., a Delaware corporation, is a holding company formed in 1982 whose origins trace back to the formation of All American Aviation in 1937. US Airways Group’s primary business activity prior to the recent merger with America West Holdings was the operation of a major network air carrier through its ownership of the common stock of US Airways, Inc., Piedmont Airlines, Inc., PSA Airlines, Inc., Material Services Company, Inc. and Airways Assurance Limited. US Airways, Inc., along with US Airways Group’s regional airline subsidiaries and affiliated carriers flying as US Airways Express, is a hub-and-spoke carrier with a substantial presence in the Eastern United States and with service to Canada, the Caribbean, Latin America and Europe. US Airways, Inc. had approximately 42 million passengers boarding its planes in 2004 and is the seventh largest U.S. air carrier based on available seat miles, or ASMs. As of September 30, 2005, US Airways, Inc. operated 251 jet aircraft and 25 regional jet aircraft and provided regularly scheduled service at 100 airports in the continental United States, Canada, the Caribbean, Latin America and Europe. As of September 30, 2005, the US Airways Express network served 131 airports in the United States, Canada and the Bahamas, including approximately 48 airports also served by US Airways, Inc. During 2004, US Airways Express air carriers had approximately 15.2 million passengers boarding their planes.
      On September 12, 2004, US Airways Group and its domestic subsidiaries, US Airways, Inc., Piedmont Airlines, Inc., PSA Airlines, Inc. and Material Services Company, Inc., which accounted for substantially all of the operations of US Airways Group, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States bankruptcy court for the Eastern District of Virginia, Alexandria Division. On May 19, 2005 US Airways Group signed a merger agreement with America West Holdings pursuant to which America West Holdings agreed to merge with a wholly owned subsidiary of US Airways Group. The merger agreement was amended by a letter agreement on July 7, 2005. On September 27, 2005 the merger became effective and US Airways Group emerged from bankruptcy.
      America West Holdings, a Delaware corporation formed in 1996, is a holding company that owns all of the stock of America West Airlines, Inc., a Delaware corporation formed in 1981. America West Airlines, Inc. accounted for most of America West Holdings’ revenues and expenses in 2004. Based on 2004 operating revenues and ASMs, America West Airlines, Inc. is the eighth largest passenger airline and the second largest low-cost carrier in the United States. Prior to the merger, America West Airlines, Inc. was the largest low-cost carrier operating a hub-and-spoke network, with large hubs in both Phoenix, Arizona and Las Vegas, Nevada. As of September 30, 2005, America West Airlines, Inc. operated a fleet of 142 aircraft with an average age of 10.9 years and served 62 destinations in North America, including eight in Mexico, two in Canada and one in Costa Rica. Through regional alliance and code share arrangements with other airlines, America West Airlines, Inc. served an additional 52 destinations in North America. In 2004, America West Airlines, Inc. had approximately 21.1 million passengers boarding its planes and generated revenues of approximately $2.3 billion.
      Following the merger, US Airways Group operates under the single brand name of US Airways through two principal operating subsidiaries, US Airways, Inc. and America West Airlines, Inc. We expect to integrate the two operating subsidiaries into one operation over the first 24 months following the merger. As a result of the merger, we expect to be the fifth largest airline operating in the United States as measured by domestic revenue passenger miles and by ASMs. We expect to have primary hubs in Charlotte, Philadelphia and Phoenix and secondary hubs/focus cities in Pittsburgh, Las Vegas, New York, Washington, D.C. and Boston. US Airways Group is a low-cost carrier offering scheduled passenger service on approximately 3,600 flights daily to 229 cities in the U.S., Canada, the Caribbean, Latin America and Europe. The Company’s airline subsidiaries will operate 360 mainline jets and will be supported by our regional airline subsidiaries and affiliates operating as US Airways Express, which will operate approximately 241 regional jets, of which 80 will be aircraft with 70 or more seats, and approximately 112 turboprops.
      Our principal executive offices are located at 111 West Rio Salado Parkway, Tempe, Arizona 85281. Our telephone number is (480) 693-0800.
The Merger and the New Equity Investments
      In connection with the merger, various equity investors agreed, pursuant to six separate investment agreements entered into with US Airways Group and America West Holdings, to provide an aggregate of $565 million of new cash investments to US Airways Group, including $440 million of cash and $125 million conversion of outstanding principal of debtor-in-possession financing, in exchange for shares of US Airways Group common stock. These equity investors are the selling stockholders and are described in the section entitled “Selling Stockholders.” The closing of the investments occurred simultaneously with the closing of the merger on September 27, 2005. At the closing, each equity investor received shares of US Airways Group common stock, par value $0.01 per share, in exchange for their respective equity investment.
      In addition, in connection with the equity investors’ agreement to increase the amount of total new equity that US Airways Group could raise, US Airways Group agreed to grant to each equity investor an option to purchase additional shares of US Airways Group common stock, $0.01 par value, at $15.00 per share. Each option was transferable, in whole or in part, among the equity investors. All of such options were exercised in full for proceeds of $113 million.
      The investment agreements contemplated that, at the closing of the merger, each new equity investor and US Airways Group would enter into a stockholder’s agreement. The stockholder’s agreements were executed by each of the new equity investors at the closing of the merger on September 27, 2005. The stockholder’s agreements are described in the section entitled “Selling Stockholders.”
The Offering
      This prospectus and the registration statement of which it is a part cover the sale from time to time by the selling stockholders, described in the section entitled “Selling Stockholders,” of up to 43,998,779 shares of US Airways Group common stock, par value $0.01 per share. Pursuant to the stockholder’s agreements, the equity investors have certain customary registration rights. This prospectus and the registration statement of which it is a part are being filed with the SEC to satisfy our registration obligations to the equity investors.
      Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” beginning on page 3 and the other information included in this prospectus before investing in our securities.
The Common Stock
      This prospectus covers, and the registration statement of which it is a part registers, 43,998,779 shares of our common stock, par value $0.01 per share. As of November 21, 2005, we had approximately 81,833,583 shares of common stock outstanding. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.
      Our common stock is listed on the NYSE under the symbol “LCC.”

RISK FACTORS
Risk Factors Relating to US Airways Group and Industry Related Risks
We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or the extent to which any factor or combination of factors may impact our business.
Our business is dependent on the price and availability of aircraft fuel. Continued periods of historically high fuel costs, significant disruptions in the supply of aircraft fuel or significant further increases in fuel costs could have a significant negative impact on our operating results.
Our operating results are significantly impacted by changes in the availability or price of aircraft fuel. Fuel prices increased substantially in 2004 compared with 2003 and have continued to increase in 2005. Due to the competitive nature of the airline industry, we generally have not been able to increase our fares when fuel prices have risen in the past and we may not be able to do so in the future. Although we are currently able to obtain adequate supplies of aircraft fuel, it is impossible to predict the future availability or price of aircraft fuel. In addition, from time to time we enter into hedging arrangements to protect against rising fuel costs. Our ability to hedge in the future, however, may be limited.
Our high level of fixed obligations limits our ability to fund general corporate requirements and obtain additional financing, limits our flexibility in responding to competitive developments and increases our vulnerability to adverse economic and industry conditions.
We have a significant amount of fixed obligations, including debt, aircraft leases and financings, aircraft purchase commitments, leases of airport and other facilities and other cash obligations. We also have guaranteed costs associated with our regional alliance with Mesa Airlines, Inc. and commitments to purchase aircraft from Airbus. As a result of the substantial fixed costs associated with these obligations:

•	A decrease in revenues results in a disproportionately greater percentage decrease in earnings.

•	We may not have sufficient liquidity to fund all of these fixed costs if our revenues decline or costs increase.

•	We may have to use our working capital to fund these fixed costs instead of funding general corporate requirements, including capital expenditures.

•	We may not have sufficient liquidity to respond to competitive developments and adverse economic conditions.
Our obligations also impair our ability to obtain additional financing, if needed, and our flexibility in the conduct of our business. Our existing indebtedness is secured by substantially all of our assets, leaving us with limited collateral for additional financing. Moreover, the terms of our secured loans previously guaranteed by the Air Transportation Stabilization Board restrict our ability to incur additional indebtedness or issue equity unless we use the proceeds of those transactions to repay the loan, require prepayment if our employee compensation costs exceed a certain threshold, require us to maintain a minimum cash balance of $100 million, and restrict our ability to take certain other actions, including mergers and acquisitions, investments and asset sales.
Our ability to pay the fixed costs associated with our contractual obligations depends on our operating performance and cash flow, which in turn depend on general economic and political conditions. A failure to pay our fixed costs or breach of the contractual obligations could result in a variety of adverse consequences, including the acceleration of our indebtedness, the withholding of credit card proceeds by the credit card servicers and the exercise of remedies by our creditors and lessors. In such a situation, it is unlikely that we would be able to fulfill our obligations under or repay the accelerated indebtedness, make required lease payments or otherwise cover our fixed costs.

We may not perform as well financially as we expect following the merger.
In deciding to enter into the merger agreement, US Airways Group and America West Holdings considered the benefits of operating as a combined company, including, among others: an enhanced ability to compete in the airline industry and the fact that the proprietary brands of the combined company would permit US Airways Group to further differentiate itself from other airline companies. The success of the merger will depend, in part, on our ability to realize the anticipated revenue opportunities and cost savings from combining the businesses of US Airways Group and America West Holdings. We have estimated that the combined companies expect to realize approximately $600 million in incremental operating cost and revenue synergies. We cannot assure you, however, that these synergies will be realized. To realize the anticipated benefits from the merger, we must successfully combine the businesses of US Airways Group and America West Holdings in a manner that permits those costs savings and other synergies to be realized in a timely fashion. In addition, we must achieve these savings without adversely affecting revenues or suffering a business interruption. If we are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.
The integration of US Airways Group and America West Holdings following the merger will present significant challenges.
US Airways Group and America West Holdings will face significant challenges in consolidating functions, integrating their organizations, procedures and operations in a timely and efficient manner and retaining key US Airways Group and America West Holdings personnel. The integration of US Airways Group and America West Holdings will be costly, complex and time consuming, and the managements of US Airways Group and America West Holdings will have to devote substantial effort to such integration that could otherwise be spent on operational matters or other strategic opportunities. We expect that the merger will result in certain synergies, business opportunities and growth prospects. We, however, may never realize these expected synergies, business opportunities and growth prospects. US Airways Group may experience increased competition that limits its ability to expand its business. We may not be able to capitalize on expected business opportunities, including retaining current customers. In addition, assumptions underlying estimates of expected cost savings and expected revenue synergies may be inaccurate, or general industry and business conditions may deteriorate. Furthermore, integrating operations will require significant efforts and expenses. Our management may have its attention diverted from ongoing operations while trying to integrate.
US Airways Group continues to experience significant operating losses.
Despite significant labor cost reductions and other cost savings achieved in the prior bankruptcy, US Airways Group has continued to experience significant operating losses which we expect to continue through 2006. Since early 2001, the U.S. airline industry’s revenue performance has fallen short of what would have been expected based on historical growth trends. This shortfall has been caused by a number of factors, including rising fuel costs, as discussed above, and the factors discussed below.
The rapid growth of low-cost carriers has had a profound impact on industry revenues. Using the advantage of low unit costs, these carriers offer lower fares, particularly those targeted at business passengers, in order to shift demand from larger, more-established airlines. As a result of growth, these low-cost carriers now transport nearly 30% of all domestic U.S. passengers compared to less than 10% a decade ago. They now compete for, and thus influence industry pricing on, approximately 81% of all domestic U.S. passenger ticket sales compared to less than 20% a decade ago. As a result of their better financial performance they have access to capital to fund fleet growth. Low-cost carriers are expected to continue to increase their market share through pricing and growth.
The advent of Internet travel websites has lowered the cost to airlines of selling tickets. However, it has also had a large negative impact on airline revenues because travel consumers now have access to nearly perfect pricing information and, as a result, have become more efficient at finding lower fare alternatives.

Union disputes, employee strikes and other labor-related disruptions may adversely affect our operations.
Our business plan includes assumptions about labor costs going forward. Currently, the labor costs of both America West Holdings and US Airways Group are very competitive and very similar; however, we cannot assure you that labor costs going forward will remain competitive, either because our agreements may become amendable or because competitors may significantly reduce their labor costs. Approximately 78% of the employees within US Airways Group are represented for collective bargaining purposes by labor unions. In the United States, these employees are organized into nine labor groups represented by five different unions at US Airways, Inc., seven labor groups represented by four different unions at America West Airlines, Inc., four labor groups represented by four different unions at Piedmont Airlines, and four labor groups represented by four different unions at PSA Airlines. There are additional unionized groups of US Airways, Inc. employees abroad.
Relations between air carriers and labor unions in the United States are governed by the Railway Labor Act, or the RLA. Under the RLA, collective bargaining agreements generally contain “amendable dates” rather than expiration dates, and the RLA requires that a carrier maintain the existing terms and conditions of employment following the amendable date through a multi-stage and usually lengthy series of bargaining processes overseen by the National Mediation Board. This process continues until either the parties have reached agreement on a new collective bargaining agreement, or the parties have been released to “self-help” by the National Mediation Board. Although in most circumstances the RLA prohibits strikes, after release by the National Mediation Board carriers and unions are free to engage in self-help measures such as strikes and lock-outs. None of the US Airways, Inc. labor agreements becomes amendable until December 31, 2009. Of the America West Airlines, Inc. labor agreements, three are currently amendable, a fourth becomes amendable in 2006 and negotiations are proceeding with a fifth group for an initial collective bargaining agreement.
There is the potential for litigation to arise in the context of airline mergers. Unions may seek to delay or halt a transaction, may seek monetary damages, either in court or in grievance arbitration, may seek to compel airlines to engage in the bargaining processes where the airline believes it has no such obligation or may seek to assert rights to participate in corporate governance, including through board representation. There is a risk that one or more unions may pursue such judicial or arbitral avenues in the context of the merger, and if successful, could create additional costs that we did not anticipate. There is also a risk that disgruntled employees, either with or without union involvement, could engage in illegal slow-downs, work stoppages, partial work stoppages, sick-outs or other action short of a full strike that could individually or collectively harm the operation of the airline and impair its financial performance.
Fluctuations in interest rates could adversely affect our liquidity, operating expenses and results.
A substantial portion of our indebtedness bears interest at fluctuating interest rates. These are primarily based on the London interbank offered rate for deposits of U.S. dollars, or LIBOR. LIBOR tends to fluctuate based on general economic conditions, general interest rates, federal reserve rates and the supply of and demand for credit in the London interbank market. We have not hedged our interest rate exposure and, accordingly, our interest expense for any particular period may fluctuate based on LIBOR and other variable interest rates. To the extent these interest rates increase, our interest expense will increase, in which event, we may have difficulties making interest payments and funding our other fixed costs and our available cash flow for general corporate requirements may be adversely affected.
We rely heavily on automated systems to operate our business and any failure of these systems, or the failure to integrate them successfully following the merger, could harm our business.
We depend on automated systems to operate our business, including our computerized airline reservation systems, our flight operations systems, our telecommunication systems and our websites. Our website and reservation systems must be able to accommodate a high volume of traffic and deliver important flight information. Substantial or repeated website, reservations systems or telecommunication systems failures could reduce the attractiveness of our services and could cause our customers to purchase tickets from another airline. Furthermore, we must integrate the automated systems of America West Holdings and US Airways Group. Any disruption in these systems could result in the loss of important data, increase our expenses and generally harm our business.
If we incur problems with any of our third party service providers, our operations could be adversely affected by a resulting decline in revenue or negative public perception about our services.
Our reliance upon others to provide essential services on behalf of our operations may result in the relative inability to control the efficiency and timeliness of contract services. We have entered into agreements with contractors to provide various facilities and services required for our operations, including aircraft maintenance, ground facilities and baggage handling. It is likely that similar agreements will be entered into in any new markets we decide to serve. All of these agreements are subject to termination after notice. Any material problems with the efficiency and timeliness of contract services could have a material adverse effect on our business, financial condition and results of operations.
The travel industry, materially adversely affected by the September 11, 2001 terrorist attacks, continues to face on-going security concerns and cost burdens associated with security.
The attacks of September 11, 2001 materially impacted and continue to impact air travel. In November 2001, the President signed into law the Aviation and Transportation Security Act, or the Aviation Security Act. This law federalized substantially all aspects of civil aviation security, creating a new Transportation Security Administration, or TSA. Under the Aviation Security Act, substantially all security screeners at airports are now federal employees and significant other elements of airline and airport security are now overseen and performed by federal employees, including federal security managers, federal law enforcement officers, federal air marshals and federal security screeners. Among other matters, the law mandates improved flight deck security, deployment of federal air marshals onboard flights, improved airport perimeter access security, airline crew security training, enhanced security screening of passengers, baggage, cargo, mail, employees and vendors, enhanced training and qualifications of security screening personnel, additional provision of passenger data to U.S. Customs and enhanced background checks. These increased security procedures introduced at airports since the attacks have increased costs to airlines. We would also be materially impacted in the event of further terrorist attacks or perceived terrorist threats.
Increases in insurance costs or reductions in insurance coverage may adversely impact our operations and financial results.
The terrorist attacks of September 11, 2001 led to a significant increase in insurance premiums and a decrease in the insurance coverage available to commercial airline carriers. Accordingly, our insurance costs increased significantly and our ability to continue to obtain insurance even at current prices remains uncertain. In addition, we have obtained third party war risk (terrorism) insurance through a special program administered by the U.S. Federal Aviation Administration, or FAA, resulting in lower premiums than if we had obtained this insurance in the commercial insurance market. If the federal insurance program terminates, we would likely face a material increase in the cost of war risk insurance. Because of competitive pressures in our industry, our ability to pass additional insurance costs to passengers is limited. As a result, further increases in insurance costs or reductions in available insurance coverage could harm our earnings.
Changes in government regulation could increase our operating costs and limit our ability to conduct our business.
Airlines are subject to extensive regulatory requirements. In the last several years, Congress has passed laws and the FAA has issued a number of maintenance directives and other regulations. These requirements impose substantial costs on airlines. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the U.S. and foreign governments may be amended from time to time, or because appropriate slots or facilities may not be available. We cannot assure you that laws or regulations enacted in the future will not adversely affect our operating costs.

The use of America West Holdings’ and US Airways Group’s respective pre-merger NOLs and certain other tax attributes is limited following the merger.
Although US Airways Group today is the same legal entity as US Airways Group prior to the merger and continues as the publicly traded parent entity, each of America West Holdings and US Airways Group underwent an “ownership change,” as defined in Internal Revenue Code Section 382, in connection with the merger. When such an ownership change occurs, Section 382 limits the companies’ future ability to utilize any net operating losses, or NOLs, generated before the ownership change and certain subsequently recognized “built-in” losses and deductions, if any, existing as of the date of the ownership change. The companies’ ability to utilize new NOLs arising after the ownership change would not be affected. An ownership change generally occurs if certain persons or groups increase their aggregate ownership percentage in a corporation’s stock by more than 50 percentage points in the shorter of any three-year period or the period since the last ownership change.
The airline industry is intensely competitive.
Our competitors include other major domestic airlines as well as foreign, regional and new entrant airlines, some of which have more financial resources or lower cost structures than ours, and other forms of transportation, including rail and private automobiles. In most of our markets we compete with at least one other low-cost air carrier. Our revenues are sensitive to numerous factors, and the actions of other carriers in the areas of pricing, scheduling and promotions can have a substantial adverse impact on overall industry revenues. These factors may become even more significant in periods when the industry experiences large losses, as airlines under financial stress, or in bankruptcy, may institute pricing structures intended to achieve near-term survival rather than long-term viability.
Certain US Airways Group liabilities were not fully extinguished as a result of confirmation of the plan of reorganization.
While a significant amount of US Airways Group’s prepetition liabilities were discharged as a result of the bankruptcy proceedings, a large number of US Airways Group obligations remain in effect following the merger. Various agreements and liabilities remain in place, including secured financings, aircraft agreements, certain environmental liabilities, certain grievances with our labor unions, leases and other contracts, as well as allowed administrative claims, that will still subject us to substantial obligations and liabilities.
Interruptions or disruptions in service at one of our hub airports could have a material adverse impact on our operations.
We expect that we will operate primarily through primary hubs in Charlotte, Philadelphia and Phoenix and secondary hubs/focus cities in Pittsburgh, Las Vegas, New York, Washington, D.C. and Boston. A majority of our flights either originate or fly into one of these hubs. A significant interruption or disruption in service at one of our hubs could result in the cancellation or delay of a significant portion of our flights and, as a result, could have a severe impact on our business, operations and financial performance.
We are at risk of losses and adverse publicity stemming from any accident involving any of our aircraft.
If one of our aircraft were to be involved in an accident, we could be exposed to significant tort liability. The insurance we carry to cover damages arising from any future accidents may be inadequate. In the event that US Airways Group’s insurance is not adequate, we may be forced to bear substantial losses from an accident. In addition, any accident involving an aircraft that US Airways Group operates could create a public perception that our aircraft are not safe or reliable, which could harm our reputation, result in air travelers being reluctant to fly on US Airways Group’s aircraft and adversely impact our financial condition and operations.

Our business is subject to weather factors and seasonal variations in airline travel, which cause our results to fluctuate.
Our operations are vulnerable to severe weather conditions in parts of our network that could disrupt service, create air traffic control problems, decrease revenue, and increase costs, such as during hurricane season in the Caribbean and Southeast United States, and snow and severe winters in the Northeast United States. In addition, the air travel business historically fluctuates on a seasonal basis. Due to the greater demand for air and leisure travel during the summer months, revenues in the airline industry in the second and third quarters of the year tend to be greater than revenues in the first and fourth quarters of the year. The results of operations of the combined company will likely reflect weather factors and seasonality, and therefore quarterly results are not necessarily indicative of those for an entire year and the prior results of America West Holdings and US Airways Group are not necessarily indicative of the combined company’s future results.
Employee benefit plans represent significant continuing costs to the sponsoring employers.
US Airways Group and its subsidiaries sponsor employee benefit plans and arrangements that provide retirement, medical, disability, and other benefits to our employees and participating retirees. Many of the benefits provided under these plans are mandated under various collective bargaining agreements, while others are provided on a voluntary basis as a means to recruit and retain valuable employees. While US Airways Group recently terminated certain defined benefit pension plan and related retiree benefits, the benefit obligations associated with the remaining employee benefit plans and related costs represent a substantial continuing cost to the sponsors. In addition, many of these employee benefit plans are subject to federal laws such as the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code, and must be maintained accordingly. Continued compliance with these employee benefit plans’ rules is necessary, as even unintentional failures to comply can result in significant fines and penalties. Employee benefit plans in general also are increasingly the subject of protracted litigation, especially following significant plan design changes. Certain of the plans sponsored by the subsidiaries of US Airways Group have undergone several changes in connection with the Chapter 11 cases.
Risks Related to Our Common Stock
Our common stock has limited trading history and its market price may be volatile.
Because our common stock began trading on the NYSE on September 27, 2005, there is only a limited trading history for our common stock. The market price of our common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

•	our operating results failing to meet the expectations of securities analysts or investors;

•	changes in financial estimates or recommendations by securities analysts;

•	material announcements by us or our competitors;

•	movements in fuel prices;

•	new regulatory pronouncements and changes in regulatory guidelines;

•	general and industry-specific economic conditions;

•	public sales of a substantial number of shares of our common stock following this offering; and

•	general market conditions.
Substantial sales of our common stock after the merger could cause our stock price to fall.
Upon completion of all of the merger related equity transactions, we had outstanding approximately 77.1 million shares of common stock. Each of the new equity investors entered into a stockholders agreement that prohibits the equity investors’ sale of our common stock for a period of six months following

September 27, 2005. The stockholders agreement generally provides that the equity investors will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them, subject to limited exceptions. Approximately 44.0 million shares, or 57% of the outstanding shares of our common stock, owned by the equity investors will be eligible for resale after the expiration of the lock-up period. In addition, under the terms of a Pension Benefit Guarantee Corporation, or PBGC, settlement under US Airways Group’s plan of reorganization, the approximately 4.9 million shares of common stock issued to the PBGC may not be sold, assigned, transferred or pledged prior to the end of five months after September 27, 2005. Sales of these shares into the market after the expiration of the respective lock-up periods could cause the market price of our common stock to drop significantly, even if our business is doing well.
Conversion of our convertible notes will dilute the ownership interest of existing shareholders and could adversely affect the market price of our common stock.
The conversion of some or all of our outstanding convertible notes, including US Airways Group’s 7% Senior Convertible Notes due 2020, America West Holdings Corporation’s 7.5% Convertible Senior Notes due 2009 or America West Airlines, Inc.’s 7.25% Senior Exchangeable Notes due 2023, will dilute the ownership interests of existing shareholders. Beginning January 18, 2005, the 7.5% notes became convertible into shares of our common stock, at the option of the holder. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.
A small number of shareholders beneficially own a substantial amount of our common stock.
A significant portion of US Airways Group’s common stock is beneficially owned by a relatively small number of equity investors. As a result, until these stockholders sell a substantial portion of their shares, they will have a greater percentage vote in matters that may be presented for a vote to stockholders than most other stockholders. This may make it more difficult for other stockholders to influence votes on matters that may come before stockholders of US Airways Group.
Certain provisions of the amended and restated certificate of incorporation and amended and restated bylaws of US Airways Group will make it difficult for stockholders to change the composition of our board of directors and may discourage takeover attempts that some of our stockholders may consider beneficial.
Certain provisions of the second amended and restated certificate of incorporation and second amended and restated bylaws of US Airways Group may have the effect of delaying or preventing changes in control if our board of directors determines that such changes in control are not in the best interests of US Airways Group and its stockholders. These provisions include, among other things, the following:

•	a classified board of directors with three-year staggered terms;

•	advance notice procedures for stockholder proposals to be considered at stockholders’ meetings;

•	the ability of US Airways Group’s board of directors to fill vacancies on the board;

•	a prohibition against stockholders taking action by written consent;

•	a prohibition against stockholders calling special meetings of stockholders;

•	requiring the approval of holders of at least 80% of the voting power of the shares entitled to vote in the election of directors for the stockholders to amend the second amended and restated bylaws; and

•	super majority voting requirements to modify or amend specified provisions of US Airways Group’s amended and restated certificate of incorporation.

These provisions are not intended to prevent a takeover, but are intended to protect and maximize the value of US Airways Group’s stockholders’ interests. While these provisions have the effect of encouraging persons seeking to acquire control of our company to negotiate with our board of directors, they could enable our board of directors to prevent a transaction that some, or a majority, of our stockholders might believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors. In addition, US Airways Group is subject to the provisions of Section 203 of the Delaware General Corporation Law, which prohibits business combinations with interested stockholders. Interested stockholders do not include stockholders whose acquisition of US Airways Group’s securities is pre-approved by the board of directors under Section 203.
Our charter documents include provisions limiting voting and ownership by foreign owners.
Our amended and restated certificate of incorporation provides that shares of capital stock may not be voted by or at the direction of persons who are not citizens of the United States if the number of such shares would exceed 24.9% of the voting stock of our company. In addition, any attempt to transfer equity securities to a non-U.S. person in excess of 49.9% of our outstanding equity securities will be void and of no effect.

FORWARD-LOOKING STATEMENTS
      Certain of the statements contained herein or incorporated by reference herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding the Company’s outlook, expected fuel costs, the revenue environment, and the Company’s expected 2005 financial performance. These statements include, but are not limited to, statements about the benefits of the business combination transaction involving America West Holdings and US Airways Group, including future financial and operating results, the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. These risks and uncertainties include, but are not limited to, those described above under the caption “Risk Factors” and the following:

•	the ability of the Company to achieve the synergies anticipated as a result of the merger and to achieve such synergies in a timely manner;

•	the ability of the Company to obtain and maintain any necessary financing for operations and other purposes;

•	the ability of the Company to maintain adequate liquidity;

•	the impact of historically high fuel prices;

•	the ability to integrate the management and operations of the Company and America West Holdings;

•	the impact of global instability including the continuing impact of the continued military presence in Iraq and Afghanistan and the terrorist attacks of September 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events;

•	changes in prevailing interest rates;

•	the ability to attract and retain qualified personnel;

•	the ability of the Company to attract and retain customers;

•	the cyclical nature of the airline industry;

•	competitive practices in the industry, including significant fare restructuring activities, capacity reductions and in court or out of court restructuring by major airlines;

•	economic conditions;

•	reliance on automated systems and the impact of any failure of these systems;

•	labor costs;

•	security-related and insurance costs;

•	weather conditions;

•	government legislation and regulation;

•	relations with unionized employees generally and the impact and outcome of the labor negotiations;

•	the ability of the Company to obtain and maintain normal terms with vendors and service providers;

•	the Company’s ability to maintain contracts that are critical to its operations;

•	the ability of the Company to operate pursuant to the terms of its financing facilities (particularly the financial covenants); and

•	other risks and uncertainties listed from time to time in the Company’s and America West Holdings’ reports to the SEC.
      All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Risk Factors.”
      There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these estimates other than as required by law.
      You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.
USE OF PROCEEDS
      We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. All proceeds will be for the accounts of the selling stockholders, as described in the sections below entitled “Selling Stockholders” and “Plan of Distribution.”
SELLING STOCKHOLDERS
      This prospectus relates to the sale by the selling stockholders from time to time of an aggregate of 43,998,779 shares of our common stock which are registered under this prospectus. The selling stockholders listed in the table below purchased shares of our common stock for cash in connection with the merger of America West Holdings and Barbell Acquisition Corp., our wholly owned subsidiary, which became effective on September 27, 2005, and pursuant to options to purchase additional shares of our common stock. The closing of the investments occurred simultaneously with the closing of the merger on September 27, 2005. When we refer to the “selling stockholders” in this prospectus, we mean the persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors, partnership distributees and others who later hold any of the selling stockholders’ interests. We refer to the selling stockholders listed in the table below as the equity investors.
      The equity investors agreed, pursuant to six separate investment agreements entered into with US Airways Group and America West Holdings, to provide an aggregate of $565 million of new cash investments to US Airways Group, including $440 million of cash and $125 million conversion of outstanding principal of debtor-in-possession financing, in exchange for shares of US Airways Group common stock. The new investors and the level of equity investment they agreed to make, are:

•	ACE Aviation Holdings Inc. ($75 million of equity investment at a per share purchase price of $15.00), a Canadian holding company that owns Air Canada, Canada’s largest airline with over $7.5 billion in annual revenues;

•	Eastshore Aviation, LLC ($125 million of equity investment at a per share purchase price of $15.00), which is owned by Air Wisconsin Airlines Corporation and its stockholders and provides regional jet service under a US Airways Express code share arrangement;

•	Par Investment Partners, L.P. ($100,000,005 of equity investment at a per share purchase price of $15.00), a Boston-based investment firm;

•	Peninsula Investment Partners, L.P. ($49,999,995 of equity investment at a per share purchase price of $15.00), a Virginia-based investment firm;

•	a group of investors under the management of Wellington Management Company, LLP, a Boston-based investment firm ($149,999,850 of equity investment at a per share purchase price of $16.50); and

•	Tudor Proprietary Trading, L.L.C. and a group of investors for which Tudor Investment Corp., a Connecticut-based asset management firm, acts as investment adviser ($65,000,001 of equity investment at a per share price of $16.50).
      At the closing, each equity investor received shares of US Airways Group common stock, par value $0.01 per share, in exchange for their respective equity investment. The equity investors received the following amounts of shares of US Airways Group common stock:

•	ACE Aviation Holdings Inc. received 5,000,000 shares;

•	Eastshore Aviation, LLC received 8,333,333 shares;

•	Par Investment Partners, L.P. received 6,768,485 shares, including the shares received pursuant to participation agreements;

•	Peninsula Investment Partners, L.P. received 3,333,333 shares;

•	the group of investors under the management of Wellington Management Company, LLP received a total of 9,090,900 shares; and

•	Tudor Proprietary Trading, L.L.C. and the group of investors for which Tudor Investment Corp. acts as investment adviser received a total of 3,939,394 shares.
      In addition, in connection with the equity investors’ agreement to increase the amount of total new equity that US Airways Group could raise, US Airways Group granted to each equity investor an option to purchase additional shares of US Airways Group common stock, $0.01 par value, at $15.00 per share as follows:

•	Par Investment Partners, L.P. received and subsequently exercised in full an option to purchase up to an additional 4,000,000 shares (which includes the option to purchase 1,666,667 shares that Par Investment Partners, L.P. purchased from Eastshore Aviation, LLC and the option to purchase 1,000,000 shares that Par Investment Partners, L.P. purchased from ACE Aviation Holdings Inc.);

•	Peninsula Investment Partners, L.P. received and subsequently exercised in full an option to purchase up to an additional 666,667 shares;

•	the group of investors under the management of Wellington Management Company, LLP received and subsequently exercised in full an option to purchase an additional 2,000,000 shares in the aggregate; and

•	Tudor Proprietary Trading, L.L.C. and the group of investors for which Tudor Investment Corp. acts as investment adviser received and subsequently exercised in full an option to purchase up to an additional 866,667 shares in the aggregate;
      Each option was transferable, in whole or in part, among the equity investors. This prospectus and the registration statement of which it is a part cover both the shares purchased by the equity investors in connection with the closing of merger and also the shares purchased by the equity investors pursuant to the options described above.
      Pursuant to the investment agreements, the stockholder’s agreements were executed by each of the new equity investors at the closing of the merger on September 27, 2005. The stockholder’s agreements provide that, subject to certain exceptions, each equity investor agrees not to sell any of the shares of US Airways Group common stock acquired pursuant to the investment agreements until six months following the closing under the investment agreements and that US Airways Group will provide certain customary registration rights to the equity investors, including certain fees if we are not able to cause a registration statement to become effective in the agreed upon time period. Three of the stockholder’s agreements also provide for the appointment of an individual designated by the relevant equity investor to be appointed to the board of directors of US Airways Group on the date which is two business days after the effective time of the merger for a three-year term. The ACE stockholder’s agreement provides that (i) for so long as ACE holds at least 66.67% of the number of shares of US Airways Group common stock acquired pursuant to its investment agreement, referred to as the ACE director threshold, ACE will be entitled to designate a director nominee for successive three-year terms and (ii) if ACE falls below the ACE director threshold, ACE will cause its director designee to resign from the board of directors. In the case of the equity investors other than ACE which are entitled as of the effective time of the merger to designate a director to the board of directors of US Airways Group, the applicable stockholder’s agreements provide that (i) for so long as that investor holds at least 35% of the number of shares of US Airways Group common stock acquired pursuant to its investment agreement, referred to as the designating investor threshold, that equity investor will be entitled to designate a director nominee for successive three-year terms and (ii) if any such equity investor falls below the designating director threshold, the designee of that equity investor will serve the remainder of that designee’s term as a director, but that equity investor will no longer have the right to designate a director nominee under the stockholder’s agreement.
      The investment agreements and stockholder’s agreements have been filed with the SEC by US Airways Group. This description of the investment agreements and stockholder’s agreements is qualified in its entirety by reference to the full text of those agreements.
      The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock listed below. The table below sets forth certain information regarding the selling stockholders as of November 21, 2005, including the name of each selling stockholder, the number of shares of common stock that each selling stockholder beneficially owns prior to this offering, the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus, and the number and percentage ownership of shares held by the selling stockholders after the registration if all registered shares are sold. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required.
      The selling stockholders may from time to time offer and sell any or all of the shares of common stock under this prospectus. Because the selling stockholders are not obligated to sell the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold upon consummation of any such sales.
      The price at which the selling stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. The selling stockholders may sell any or all of the shares, subject to federal and state securities laws, but are under no obligation to do so.
      This prospectus also covers any additional shares of common stock that we may issue to the selling stockholders or that may be issuable by reason of any stock split, stock dividend or similar transaction involving the common stock.

	Number of
	Shares of				Number of	Percentage
	Common				Shares of	of Shares
	Stock		Number of		Common	of Common
	Beneficially		Shares of		Stock	Stock
	Owned		Common		Beneficially	Beneficially
	Prior to		Stock that		Owned	Owned
	the		may be Sold		After the	After the
Name	Offering (1)		in the Offering		Offering (2)	Offering (2)

Wellington Management Company, LLP (3)	11,090,900	(4)	11,090,900	(4)	0	*
75 State Street
Boston, MA 02109
Eastshore Aviation, LLC	8,333,333		8,333,333		0	*
W6390 Challenger Drive,
Suite 203
Appleton, WI 54924
Par Investment Partners, L.P.	10,768,485		10,768,485		0	*
One International Place
Suite 2401
Boston, MA 02109
ACE Aviation Holdings Inc.	5,000,000		5,000,000		0	*
5100 de Maisonneuve Boulevard West
Montreal, Quebec, Canada H4A 3T2
Peninsula Investment Partners, L.P.	4,000,000		4,000,000		0	*
404B East Main Street
Charlottesville, VA 22902
Tudor Investment Corp. (5)	4,806,061		4,806,061		0	*
1275 King Street
Greenwich, CT 06831

*	less than 1%

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes securities held by persons who posses sole or shared voting power or investment power with respect to those securities and includes securities that are or will become exercisable within 60 days after November 21, 2005.
(2)	Assumes that each selling stockholder will sell all of such stockholder’s shares of common stock being registered hereby. Based on each selling stockholder’s beneficial ownership of shares of common stock as of November 21, 2005.
(3)	Represents a group of investors listed in the table below under the management of Wellington Management Company, LLP, a Boston-based investment firm.
(4)	Shares held by client accounts of Wellington Management Company, LLP listed in table below.
(5)	Includes Tudor Proprietary Trading, L.L.C. and a group of investors for which Tudor Investment Corp., a Connecticut-based asset management firm, acts as investment adviser.
     The following table sets forth the selling stockholders represented by Wellington Management Company, LLP, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington Management Company, LLP, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

			Number of	Percentage
		Number of	Shares of	of Shares
	Number of	Shares of	Common	of Common
	Shares of	Common	Stock	Stock
	Common Stock	Stock that	Beneficially	Beneficially
	Beneficially	may be	Owned	Owned
	Owned Prior to	Sold in the	After the	After the
Name	the Offering (1)	Offering	Offering (2)	Offering (2)

Vanguard Windsor Fund	1,861,700	1,861,700	0	*
(nominee name: Gerlach & Co)
Vanguard Explorer Fund	703,300	703,300	0	*
(nominee name: Gerlach & Co)
American Bar	25,200	25,200	0	*
Association Members/ State Street
Collective Trust,
Small-Cap Equity Fund
(nominee name: Piratehook & Co.)
Hartford Capital	2,538,600	2,538,600	0	*

			Number of	Percentage
		Number of	Shares of	of Shares
	Number of	Shares of	Common	of Common
	Shares of	Common	Stock	Stock
	Common Stock	Stock that	Beneficially	Beneficially
	Beneficially	may be	Owned	Owned
	Owned Prior to	Sold in the	After the	After the
Name	the Offering (1)	Offering	Offering (2)	Offering (2)

Appreciation Fund, Inc.
(nominee name: Launchdock & Co)
Bay Pond Partners, L.P.	74,500	74,500	0	*
Hartford Capital Appreciation Fund	2,327,100	2,327,100	0	*
(nominee name: Luxurylines & Co)
WTC-CTF Small Cap 2000	41,600	41,600	0	*
Portfolio (nominee name: Glasswind and Co)
McKesson HBOC, Inc.	8,000	8,000	0	*
Profit-Sharing Investment Plan
(nominee name: Flapper & Co)
WTC-CIF Small Cap 2000	90,000	90,000	0	*
Portfolio (nominee name: Finwell & Co)
Trustees of the Building Trades	13,200	13,200	0	*
United Pension Trust Fund,
Milwaukee and Vicinity
(nominee name: Hare & Co)
WTC-CIF II Active	146,800	146,800	0	*
Small Cap Stock Portfolio
(nominee name: Finwell & Co)
WTC-CIF II Small Cap	120,300	120,300	0	*
Opportunities Portfolio
(nominee name: Finwell & Co)
Hartford-Fortis Series Fund, Inc.,	66,000	66,000	0	*
The Hartford Value Opportunities Fund
(nominee name: Watchpond & Co)
Hartford HLS Series Fund II, Inc.,	179,400	179,400	0	*
Hartford Value
Opportunities HLS Fund
(nominee name: Watchcourse & Co)
Vanguard Capital Value Fund	224,200	224,200	0	*
(nominee name: Gerlach & Co)
MassMutual Institutional Funds,	93,500	93,500	0	*
MassMutual Small Cap
Growth Equity Fund
(nominee name: Hare & Co)
MML Series Investment Fund,	10,500	10,500	0	*
MML Small Cap Growth Equity Fund
(nominee name: Hare & Co)
Treasurer of the State of North Carolina	165,200	165,200	0	*
(nominee name: COTUITLINE & CO.)
WTC-CTF Small Cap	142,000	142,000	0	*
Opportunities Portfolio
(nominee name: Finwell & Co)
LICR Fund, Inc.	26,000	26,000	0	*
(nominee name: Bost & Co)
Board of Trustees of the Public Employees’	135,600	135,600	0	*
Retirement System of Mississippi
(nominee name: Hare & Co.)
Commonfund Institutional Funds,	98,200	98,200	0	*
CIF All Cap Equity Fund
(nominee name: Hare & Co)

*	less than 1%

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes securities held by persons who posses sole or shared voting power or investment power with respect to those securities and includes securities that are or will become exercisable within 60 days after November 21, 2005.

(2)	Assumes that each selling stockholder will sell all of such stockholder’s shares of common stock being registered hereby. Based on each selling stockholder’s beneficial ownership of shares of common stock as of November 21, 2005.

Relationships of Selling Stockholders To Us
      Richard A. Bartlett, who was nominated by Eastshore Aviation, LLC (“Eastshore”) as a member of US Airways Group’s board of directors, is a greater than 10% shareholder of Air Wisconsin Airlines Corporation (“Air Wisconsin”), the majority owner of Eastshore. Mr. Bartlett is also a minority owner of Eastshore. In February 2005, Eastshore entered into an agreement with US Airways Group to provide $125 million financing commitment to provide equity funding for a plan of reorganization, in the form of a debtor in possession term loan. Under the terms of US Airways Group’s plan of reorganization, Eastshore received a cash payment in the amount of all accrued interest on the loan, and the principal amount of $125 million was converted in connection with the merger into 8,333,333 shares of US Airways Group common stock at a conversion price of $15.00 per share. In addition, Eastshore had an option, described above, to purchase up to an additional 1,666,667 shares of US Airways Group common stock, which Eastshore transferred to Par Investment Partners, L.P. US Airways Group also made an offer to Eastshore, upon the expiration of the equity investor options, to repurchase shares of common stock held by Eastshore in an amount equal to one-third of the proceeds received from the exercise of the equity investor options at a purchase price of $15.00 per share. Eastshore has the right, but not the obligation, to accept the offer in whole or in part for a period of at least 30 days after receipt of the offer. US Airways and Air Wisconsin also entered into a regional jet services agreement under which Air Wisconsin may, but is not required to, provide regional jet service under a US Airways Express code share arrangement. On April 8, 2005, Air Wisconsin notified US Airways Group of its intention to deploy 70 regional jets, the maximum number provided for in the agreement, into the US Airways Express network. The amount expected to be paid to Air Wisconsin in 2005 will be approximately $80 million.
      Robert A. Milton, who was nominated by ACE Aviation Holdings Inc. as a member of our board of directors, is the Chairman, President and Chief Executive Officer of ACE Aviation Holdings. ACE Aviation Holdings purchased 5,000,000 shares of New US Airways Group common stock in connection with the merger at a purchase price of $15.00 per share, for a total investment of $75 million. ACE Aviation Holdings also had an option, as described above, to purchase up to an additional 1,000,000 shares of New US Airways Group common stock at a purchase price of $15.00 per share. ACE Aviation Holdings Inc. transferred this option to Par Investment Partners, L.P. In addition ACE Aviation Holdings or its subsidiaries entered into four separate memoranda of understanding with US Airways Group and America West Holdings relating to definitive commercial agreements to be entered into on market terms.
      Edward L. Shapiro, who was nominated by Par Investment Partners, L.P., as a member of our board of directors, is a Vice President and partner of PAR Capital Management, Inc. the general partner of the general partner of Par Investment Partners, L.P. Par Investment Partners purchased 6,768,485 shares of New US Airways Group common stock in connection with the merger at a purchase price of $15.00 per share, for a total investment of $100 million. Par Investment Partners also had an option, as described above, to purchase up to an additional 1,333,333 shares of New US Airways Group common stock at a purchase price of $15.00 per share, which it exercised in full. As noted above, Par Investment Partners purchased the options of Eastshore Aviation and ACE Aviation Holdings, an aggregate of 2,666,667 shares of New US Airways Group common stock at a purchase price of $15.00 per share, and subsequently exercised both in full.

PLAN OF DISTRIBUTION
      This prospectus, including any amendment or supplement, may be used in connection with sales up to 43,998,779 shares of our common stock. The distribution and sale of the shares of common stock covered by this prospectus by the selling stockholders are subject to certain restrictions set forth in the stockholder’s agreements. Persons who are pledgees, donees, assignees, transferees, partnership distributees or other successors in interest of any of the selling stockholders may also use this prospectus and are included when we refer to “selling stockholders.”
      The selling stockholders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
      The common stock may be sold in one or more transactions:

•	at fixed prices;

•	at prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.
      These prices will be determined by the selling stockholders or by, for example, agreement between these selling stockholders and underwriters or dealers who may receive fees or commissions in connection with the sale.
      These sales may be effected in transactions, which may involve block transactions, in the following manner:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter-market;

•	in transactions other than on these exchanges or services or in the over-the-counter market; or

•	through the writing and exercise of options, whether these options are listed on an options exchange or otherwise.
      The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock and deliver these securities to close out short positions, short and deliver the common stock to close out short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.
      The aggregate proceeds to the selling stockholders from the sale of common stock will be the purchase price of the common stock less any discounts and commissions. The selling stockholders reserve the right to accept and, together with its agents, to reject any proposed purchase of the common stock to be made directly or through agents. We will not receive any of the proceeds from the resale of these securities by the selling stockholders.
      Our outstanding common stock is listed for trading on the NYSE.
      The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”). Any discounts, commissions, concessions or profit they earn on any resale of the common stock may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      In addition, Regulation M under the Securities Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.
      In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, the selling stockholders may also, from time to time, sell the other shares of our common stock that they own and that are not covered by this prospectus under Rule 144 or Rule 144A of the Securities Act if they meet the requirements of those rules.
      If required, the aggregate amount of common stock to be sold, the names of the selling stockholders, the purchase price and public offering price, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.
      Pursuant to the stockholder’s agreements we agreed to register the common stock with the SEC under specific circumstances and specific times. In addition, we have agreed to indemnify each selling stockholder, and each selling stockholder has agreed to indemnify us, our directors, our officers and each person, if any, who controls US Airways Group, Inc. within the meaning of the Securities Act or Exchange Act, against specified liabilities arising under the Securities Act. We have agreed to pay all expenses in connection with the registration of the common stock covered by this prospectus, other than underwriters discounts, fees and commissions, if applicable.

DESCRIPTION OF CAPITAL STOCK OF US AIRWAYS GROUP
      The following summary of certain provisions of our common stock is not intended to be complete and is qualified by reference to the provisions of applicable law and to the form of our amended and restated certificate of incorporation and the form of our amended and restated bylaws.
Authorized Capital Stock
      Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share.
Voting Rights
      The holders of US Airways Group common stock are entitled to one vote per share on all matters submitted to a vote of common stockholders, except that voting rights of non-U.S. citizens are limited to the extent that the shares of common stock held by such non-U.S. persons would otherwise be entitled to more than 24.9% of the aggregate votes of all outstanding equity securities of US Airways Group. Holders of common stock have no right to cumulate their votes. The common stock is listed on the NYSE. Holders of common stock participate equally as to any dividends or distributions on the common stock.
Stock Certificates
      Our bylaws provide that our board of directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock will be uncertificated shares.
Number of Directors
      Our certificate of incorporation provides that our board of directors will consist of not less than one nor more than 15 directors, the exact number of which will be fixed from time to time by resolution adopted by a majority of our board of directors.
Classification of Board of Directors
      Our certificate of incorporation classifies the board of directors into three separate classes, consisting as nearly equal in number as may be possible of one-third of the total number of directors constituting the entire board of directors, with staggered three-year terms. If the number of directors is changed, any increase or decrease will be apportioned across classes in order for the classes to remain as nearly equal as possible.
Removal of Directors
      Our certificate of incorporation provides that any director may be removed only “for cause,” and by the affirmative vote of the holders of at least 80% of the voting power of the then issued and outstanding capital stock entitled to vote for the election of directors.
Vacancies on the Board of Directors
      Our certificate of incorporation provides that, except as may be otherwise provided pursuant to the stockholder’s agreements or other contracted obligations of US Airways Group, any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors may be filled by a majority of the board then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of that class will hold office for a term that coincides with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as his or her predecessor.

Foreign Ownership Limitation
      Our certificate of incorporation and bylaws provide limits on the voting and ownership of our equity securities owned or controlled by persons who are not citizens of the United States in order to comply with U.S. law and related rules and regulations of the U.S. Department of Transportation. Any equity securities owned by non-U.S. persons having in excess of 24.9% of the voting power of our outstanding equity securities will have their voting rights automatically suspended in reverse chronological order based upon the date of registration in our foreign stock record. In addition, any attempt to transfer equity securities to a non-U.S. person in excess of 49.9% of our outstanding equity securities will be void and of no effect and will not be recorded in our books and records.
Stockholder Action by Written Consent
      Our certificate of incorporation provides that no stockholder action may be taken except at an annual or special meeting of stockholders and that stockholders may not take any action by written consent.
Amendment to Certificate of Incorporation
      Our certificate of incorporation provides that we reserve the right to amend, alter, change or repeal any provision contained in our certificate of incorporation in a manner in keeping with the certificate of incorporation or the Delaware General Corporation Law, or DGCL, and that all rights conferred upon stockholders are granted subject to that reservation.
      Our certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to vote for the election of directors to amend, alter, change, repeal or adopt any provision as part of the certificate of incorporation inconsistent with the purpose and intent of Articles V (Board of Directors), VIII (No Written Consent), X (Amendment of Bylaws) or XI (Amendment of the Certificate of Incorporation) of the certificate of incorporation.
Amendment of Bylaws
      Our certificate of incorporation provides that an affirmative vote of at least a majority of the board of directors or the affirmative vote of at least 80% of the voting power of the shares entitled to vote for the election of directors will be required to adopt, amend, alter or repeal our bylaws.
Special Meeting of Stockholders
      Our certificate of incorporation provides that special meetings of the stockholders may be called by:

•	the chairman of the board of directors; or

•	the secretary, at the written request or by a resolution adopted by the affirmative vote of a majority of the board of directors.
Quorum
      Our certificate of incorporation and bylaws provide that the holders of a majority of the capital stock issued, outstanding and entitled to vote at a meeting of stockholders, present in person or represented by proxy, will constitute a quorum at any meeting of the stockholders held for the purpose of electing directors.
Notice of Stockholder Meeting
      Our bylaws provide that written notice of meetings of stockholders, stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at that meeting, and, in the case of a special meeting, the purpose(s) for which the meeting is called, must be given to each stockholder of record entitled to vote whenever stockholders are required or permitted to take any action at any meeting. The secretary must provide such notice not less than 10 nor more than 60 days before the date of the meeting.

Delivery & Notice Requirements of Stockholder Nominations and Proposals
      Our bylaws provide that at any annual stockholders’ meeting only such business may be transacted as has been:

•	specified in the notice of meeting or any supplement thereto;

•	given by or at the direction of the board or any duly authorized committee thereof;

•	otherwise properly brought by or at the direction of the board of directors or any duly authorized committee thereof; or

•	otherwise properly brought by any stockholder of US Airways Group (A) who is a stockholder of record on the date of the giving of the notice provided for in the bylaws and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting, and (B) who complies with the notice procedures set forth in the bylaws.
      For a proposal, other than nominations of persons for election to the board of directors, to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely written notice thereof to the secretary of US Airways Group and such business must be a proper matter for stockholder action.
      To be timely, a stockholder’s notice must be delivered to or mailed to, and received by, the secretary at our principal executive offices:

•	not less than 90 calendar days nor more than 120 calendar days prior to the anniversary date of the immediately preceding annual meeting of stockholders; or

•	in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.
      Our bylaws also provide that, for business to be properly brought before a special meeting of stockholders, other than nominations of persons for election to the board of directors, a stockholder must give timely written notice thereof to the secretary of US Airways Group.
      To be timely, a stockholder’s written notice must be received by the secretary at our principal executive offices at least 10 days prior to the first public notice of the special meeting.
      A stockholder’s written notice to the secretary for either an annual meeting or a special meeting must set forth:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting;

•	the name and address of record of the stockholder proposing that business;

•	the class and number of our shares which are beneficially owned by the stockholder;

•	the dates upon which the stockholder acquired those shares;

•	documentary support for any claim of beneficial ownership;

•	a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal and any material interest of the stockholder in the business;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the business before the meeting;

•	a statement in support of the matter; and

•	for proposals sought to be included in the proxy statement, any other information required by Rule 14a-8 under the Exchange Act.
      Our bylaws also provide that no business may be conducted at any stockholders’ meeting except business brought before the meeting in accordance with the procedures set forth in the bylaws. If the chairman of the meeting determines that business was not properly brought before the meeting, the chairman will declare that the business was not properly brought and such business will not be considered or transacted.
Preemptive Rights
      Our certificate of incorporation does not grant any preemptive rights.
Dividends
      Our certificate of incorporation provides that stockholders are entitled to receive such dividends and other distributions in cash, stock or property of US Airways Group when, as and if declared thereon by the board of directors from time to time out of assets or funds legally available therefor.
      Our bylaws provide that dividends, if any, may be declared by the board of directors at any regular or special meeting of the board (or any action by written consent in lieu thereof) and may be paid in cash, property or shares of US Airways Group’s capital stock. Before payment of any dividend, the directors may set aside a portion of the funds available for dividends such as the board of directors, in its absolute discretion, deems proper as a reserve fund. Also, the board of directors may modify or abolish any such reserve.
Limitation of Personal Liability of Directors
      Our certificate of incorporation provides that no director will be personally liable to US Airways Group or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.
      Our certificate of incorporation further provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.
Indemnification of Officers & Directors
      Our certificate of incorporation provides that US Airways Group:

•	will indemnify its directors and officers to the fullest extent authorized or permitted by law. This right to indemnification continues even after a person has ceased to be a director or officer and inures to the benefit of his or her heirs, executors and personal and legal representatives. Subject to applicable law, the right to indemnification includes the right to be paid the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition; and

•	may, to the extent authorized by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents similar to those conferred on directors and officers.
      Except for proceedings to enforce rights to indemnification, US Airways Group is not obligated to indemnify any director or officer or his or her heirs, executors or personal or legal representatives in connection with a proceeding or part thereof initiated by that person unless the proceeding or part thereof was authorized or consented to by the board of directors.
      Our certificate of incorporation also provides that the rights to indemnification and to the advance of expenses are not exclusive of any other right which any person may have or acquire under the certificate of incorporation, the bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

      Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
No Stockholder Rights Plan
      We do not have a stockholder rights plan.
Business Combinations
      Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing changes in control if our board of directors determines that those changes in control are not in the best interests of US Airways Group and its stockholders. These provisions include, among other things, the following:

•	a classified board of directors with three-year staggered terms;

•	advance notice procedures for stockholder proposals to be considered at stockholders’ meetings;

•	the ability of US Airways Group’s board of directors to fill vacancies on the board;

•	a prohibition against stockholders taking action by written consent;

•	a prohibition against stockholders calling special meetings of stockholders;

•	requiring the approval of holders of at least 80% of the voting power of the shares entitled to vote in the election of directors for the stockholders to amend the amended and restated bylaws; and

•	super majority voting requirements to modify or amend specified provisions of US Airways Group’s amended and restated certificate of incorporation.
      These provisions are not intended to prevent a takeover, but are intended to protect and maximize the value of our stockholders’ interests. While these provisions have the effect of encouraging persons seeking to acquire control of our company to negotiate with our board of directors, they could enable our board of directors to prevent a transaction that some, or a majority, of our stockholders might believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors.
      In addition, Section 203 of the DGCL protects publicly-traded Delaware corporations, such as US Airways Group, from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.
      A corporation may elect not to be governed by Section 203 of the DGCL. Neither our certificate of incorporation nor our bylaws contain this election. Therefore, we are governed by Section 203 of the DGCL.
AVAILABLE INFORMATION
      This prospectus is a part of a registration statement on Form S-3 that we are filing with the SEC, but the registration statement includes additional information and also attaches exhibits that are referenced in this prospectus. You can review a copy of the registration statement through the SEC’s “EDGAR” System (Electronic Data Gathering, Analysis and Retrieval) available on the SEC’s web site (http://www.sec.gov).
      We are required to publicly file certain information under the Exchange Act. All of our public filings are also available on EDGAR, including reports, proxy statements, information statements and other information regarding us. You may also read and copy all of our public filings in the SEC’s Public Reference Room at Room 1580, 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

INCORPORATION OF DOCUMENTS BY REFERENCE
      This prospectus incorporates by reference some of the reports, proxy and information statements and other information that US Airways Group or America West Holdings have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

•	current report of US Airways Group on Form 8-K dated November 22, 2005, filed with the SEC on November 22, 2005;

•	quarterly report of US Airways Group on Form 10-Q for the quarterly period ended September 30, 2005, filed with the SEC on November 9, 2005;

•	current report of US Airways Group on Form 8-K dated November 2, 2005, filed with the SEC on November 8, 2005;

•	current report of US Airways Group on Form 8-K dated October 24, 2005, filed with the SEC on October 28, 2005;

•	current report of US Airways Group on Form 8-K dated October 17, 2005, filed with the SEC on October 21, 2005;

•	current report of US Airways Group on Form 8-K dated October 19, 2005, filed with the SEC on October 19, 2005;

•	current report of US Airways Group on Form 8-K dated September 30, 2005, filed with the SEC on October 6, 2005;

•	current report of US Airways Group on Form 8-K dated September 27, 2005, filed with the SEC on October 3, 2005 (filed under Items 1.01, 2.03 and 9.01 of Form 8-K);

•	current report of US Airways Group on Form 8-K dated September 27, 2005, filed with the SEC on October 3, 2005 (filed under Items 1.01, 2.03 and 9.01 of Form 8-K);

•	current report of US Airways Group on Form 8-K dated September 27, 2005, filed with the SEC on October 3, 2005 (filed under Items 1.01, 2.03, 3.02 and 9.01 of Form 8-K);

•	current report of US Airways Group on Form 8-K dated September 27, 2005, filed with the SEC on October 3, 2005 (filed under Items 1.01, 2.01, 3.02, 5.01, 5.03 and 9.01 of Form 8-K);

•	current report of US Airways Group on Form 8-K dated September 27, 2005, filed with the SEC on October 3, 2005 (filed under Items 1.01, 5.02 and 9.01 of Form 8-K);

•	current report of US Airways Group on Form 8-K dated September 23, 2005, filed with the SEC on September 23, 2005;

•	the description of the common stock of US Airways Group contained in its registration statement on Form 8-A, filed with the SEC on September 22, 2005 and any amendment or report filed with the SEC for the purpose of updating the description;

•	current report of US Airways Group on Form 8-K dated September 22, 2005, filed with the SEC on September 22, 2005;

•	current report of US Airways Group on Form 8-K dated September 16, 2005, filed with the SEC on September 22, 2005;

•	current report of US Airways Group on Form 8-K dated September 20, 2005, filed with the SEC on September 20, 2005;

•	current report of US Airways Group on Form 8-K dated September 2, 2005, filed with the SEC on September 15, 2005;

•	current report of US Airways Group on Form 8-K dated September 8, 2005, filed with the SEC on September 9, 2005;

•	current report of US Airways Group on Form 8-K dated September 2, 2005, filed with the SEC on September 6, 2005;

•	current report of US Airways Group on Form 8-K dated August 18, 2005, filed with the SEC on August 22, 2005;

•	current report of US Airways Group on Form 8-K dated August 8, 2005, filed with the SEC on August 12, 2005;

•	amendment no. 1 to quarterly report of US Airways Group on Form 10-Q for the quarterly period ended June 30, 2005, filed with the SEC on August 11, 2005;

•	amendment no. 1 to quarterly report of US Airways Group on Form 10-Q for the quarterly period ended March 31, 2005, filed with the SEC on August 11, 2005;

•	amendment no. 1 to annual report of US Airways Group on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on August 11, 2005;

•	current report of US Airways Group on Form 8-K dated August 9, 2005, filed with the SEC on August 9, 2005;

•	current report of US Airways Group on Form 8-K dated August 3, 2005, filed with the SEC on August 4, 2005;

•	quarterly report of US Airways Group on Form 10-Q for the quarterly period ended June 30, 2005, filed with the SEC on August 2, 2005;

•	current report of US Airways Group on Form 8-K dated July 25, 2005, filed with the SEC on July 25, 2005;

•	current report of US Airways Group on Form 8-K dated July 21, 2005, filed with the SEC on July 25, 2005;

•	current report of US Airways Group on Form 8-K dated July 7, 2005, filed with the SEC on July 13, 2005;

•	current report of US Airways Group on Form 8-K dated July 5, 2005, filed with the SEC on July 6, 2005;

•	current report of US Airways Group on Form 8-K dated June 23, 2005, filed with the SEC on June 29, 2005;

•	current report of US Airways Group on Form 8-K dated June 23, 2005, filed with the SEC on June 24, 2005;

•	current report of US Airways Group on Form 8-K dated June 6, 2005, filed with the SEC on June 6, 2005;

•	current report of US Airways Group on Form 8-K dated June 2, 2005, filed with the SEC on June 3, 2005;

•	current report of US Airways Group on Form 8-K dated May 25, 2005, filed with the SEC on May 25, 2005;

•	current report of US Airways Group on Form 8-K dated May 19, 2005, filed with the SEC on May 20, 2005;

•	current report of US Airways Group on Form 8-K dated May 4, 2005, filed with the SEC on May 5, 2005;

•	current report of US Airways Group on Form 8-K dated May 3, 2005, filed with the SEC on May 4, 2005;

•	quarterly report of US Airways Group on Form 10-Q for the quarterly period ended March 31, 2005, filed with the SEC on May 4, 2005;

•	amendment no. 1 to quarterly report of US Airways Group on Form 10-Q for the quarterly period ended September 30, 2004, filed with the SEC on April 26, 2005;

•	current report of US Airways Group on Form 8-K dated April 22, 2005, filed with the SEC on April 25, 2005;

•	current report of US Airways Group on Form 8-K dated April 5, 2005, filed with the SEC on April 6, 2005;

•	current report of US Airways Group on Form 8-K dated April 5, 2005, filed with the SEC on April 5, 2005;

•	current report of US Airways Group on Form 8-K dated March 14, 2005, filed with the SEC on March 16, 2005;

•	current report of US Airways Group on Form 8-K dated March 3, 2005, filed with the SEC on March 10, 2005;

•	current report of US Airways Group on Form 8-K dated February 28, 2005, filed with the SEC on March 2, 2005;

•	annual report of US Airways Group on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 1, 2005;

•	current report of US Airways Group on Form 8-K dated February 18, 2005, filed with the SEC on February 22, 2005;

•	current report of US Airways Group on Form 8-K dated February 3, 2005, filed with the SEC on February 9, 2005;

•	current report of US Airways Group on Form 8-K dated February 3, 2005, filed with the SEC on February 4, 2005 (filed under Items 8.01 and 9.01 of Form 8-K);

•	current report of US Airways Group on Form 8-K dated January 25, 2005, filed with the SEC on February 1, 2005;

•	current report of US Airways Group on Form 8-K dated January 13, 2005, filed with the SEC on January 20, 2005;

•	current report of US Airways Group on Form 8-K dated December 28, 2004, filed with the SEC on January 6, 2005;

•	current report of US Airways Group on Form 8-K dated December 28, 2004, filed with the SEC on January 4, 2005;

•	current report of America West Holdings on Form 8-K dated September 9, 2005, filed with the SEC on September 9, 2005;

•	current report of America West Holdings on Form 8-K dated September 8, 2005, filed with the SEC on September 9, 2005;

•	current report of America West Holdings on Form 8-K dated August 12, 2005, filed with the SEC on August 12, 2005;

•	current report of America West Holdings on Form 8-K dated August 4, 2005, filed with the SEC on August 10, 2005;

•	current report of America West Holdings on Form 8-K dated July 22, filed with the SEC on July 25, 2005;

•	quarterly report of America West Holdings on Form 10-Q for the quarterly period ended June 30, 2005, filed with the SEC on July 21, 2005;

•	current report of America West Holdings on Form 8-K dated July 13, filed with the SEC on July 13, 2005;

•	current report of America West Holdings on Form 8-K dated June 29, filed with the SEC on June 30, 2005;

•	annual report of America West Holdings on Form 11-K for the fiscal year ended December 31, 2004, filed with the SEC on June 28, 2005;

•	current report of America West Holdings on Form 8-K dated June 2, filed with the SEC on June 2, 2005 (filed under Items 1.01 and 9.01 of Form 8-K);

•	current report of America West Holdings on Form 8-K dated May 25, 2005, filed with the SEC on May 25, 2005 (only with respect to information filed under Item 1.01 of Form 8-K);

•	amendment no. 1 to quarterly report of America West Holdings on Form 10-Q for the quarterly period ended September 30, 2004, filed with the SEC on April 27, 2005;

•	amendment no. 1 to quarterly report of America West Holdings on Form 10-Q for the quarterly period ended June 30, 2004, filed with the SEC on April 27, 2005;

•	amendment no. 1 to quarterly report of America West Holdings on Form 10-Q for the quarterly period ended March 31, 2004, filed with the SEC on April 26, 2005;

•	quarterly report of America West Holdings on Form 10-Q for the quarterly period ended March 31, 2005, filed with the SEC on April 26, 2005;

•	proxy statement on Schedule 14A dated April 15, 2005, filed with the SEC on April 15, 2005; (current report of America West Holdings on Form 8-K dated March 8, 2005, filed with the SEC on March 9, 2005 (only with respect to information filed under Item 4.02 of Form 8-K);

•	current report of America West Holdings on Form 8-K dated January 21, 2005, filed with the SEC on January 26, 2005;

•	annual report of America West Holdings on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 15, 2005.
      As a recipient of this prospectus, you may request a copy of any document we incorporate by reference, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or calling us at:
Corporate Secretary
US Airways Group, Inc.
111 West Rio Salado Parkway
Tempe, Arizona 85281
(480) 693-0800

LEGAL MATTERS
      The validity of the common stock being offered by this prospectus is being passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, our special counsel.
EXPERTS
      US Airways Group. The consolidated financial statements of US Airways Group and its subsidiaries as of December 31, 2004 and 2003, and for the year ended December 31, 2004 and the nine months ended December 31, 2003 for the successor company and the three months ended March 31, 2003 and the year ended December 31, 2002 for the predecessor company, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The audit report of KPMG LLP, dated February 25, 2005, on the December 31, 2004 consolidated financial statements contains an explanatory paragraph that states that US Airways Group’s significant recurring losses from operations, accumulated deficit and ongoing reorganization under Chapter 11 of the federal bankruptcy laws raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
      The audit report of KPMG LLP, dated February 25, 2005, on the December 31, 2004 consolidated financial statements refers to the adoption of fresh-start reporting pursuant to Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” as of March 31, 2003. As a result, the consolidated financial statements of the successor company are presented on a different basis than those of the predecessor company and, therefore, are not comparable in all respects. The audit report covering the December 31, 2004 financial statements also refers to a change in accounting for stock-based compensation as described by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” as of April 1, 2003 and a change in accounting for engine maintenance effective January 1, 2002 at PSA Airlines, Inc., a wholly owned subsidiary of US Airways Group.
      America West Holdings. The consolidated financial statements of America West Holdings and America West Airlines, Inc. (a wholly owned subsidiary of America West Holdings) as of December 31, 2004 and 2003, and for the years then ended and America West Holdings management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The report of KPMG LLP, dated March 11, 2005, on America West Holdings management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses KPMG’s opinion that America West Holdings did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the control criteria and contains an explanatory paragraph that states that America West Holdings did not maintain effective internal control over financial reporting due to a material weakness associated with its accounting for America West Airlines, Inc.’s fuel hedging transactions. Management concluded that America West Airlines Inc.’s fuel hedging transactions did not qualify for hedge accounting under U.S. generally accepted accounting principles and that America West Holdings’ and America West Airlines, Inc.’s financial statements for prior periods required restatement to reflect the fair value of fuel hedging contracts in the balance sheets and statements of stockholders’ equity and comprehensive income of America West Holdings and America West Airlines, Inc. These accounting errors were the result of deficiencies in its internal control over financial reporting from the lack of effective reviews of hedge transaction documentation and of quarterly mark-to-market accounting entries on open fuel hedging contracts by personnel at an appropriate level.
      The consolidated statements of operations, of cash flows and of stockholders’ equity and comprehensive income and the related financial statement schedule of America West Holdings and its subsidiaries for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated statements of operations, of cash flows and of stockholder’s equity and comprehensive income and the related financial statement schedule of America West Airlines, Inc. (a wholly owned subsidiary of America West Holdings) for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The following table sets forth the costs and expenses, all of which will be paid by the registrant, in connection with the distribution of the securities being registered. All amounts are estimated, except the SEC Registration Fee:

SEC Registration fee	$165,742.89
Printing expenses	$15,000
Legal fees and expenses	$45,000
Accounting fees and expenses	$25,000
Miscellaneous	$4,257.11
Total	$255,000

Item 15.	Indemnification of Directors and Officers.
      Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
      The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
      The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation under its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.
      The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.
      US Airways Group’s certificate of incorporation provides that US Airways Group shall indemnify its officers and directors to the full extent authorized or permitted by applicable law. US Airways Group’s certificate of incorporation and bylaws provide that US Airways Group shall also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of US Airways Group), by reason of the fact that such person is or was a director or officer of US Airways

Group, or is or was a director or officer of US Airways Group serving at the request of US Airways Group as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of US Airways Group, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
      US Airways Group also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of US Airways Group against expenses, including without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by US Airways Group.
      Under separate indemnification agreements with US Airways Group, each officer and director of US Airways Group is indemnified against all liabilities relating to his or her position as an officer or director of US Airways Group, to the fullest extent permitted under applicable law.
      The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated May 19, 2005, by and among US Airways Group, Inc. and America West Holdings Corporation (incorporated by reference to Exhibit 2.1 to US Airways Group’s Registration Statement on Form S-4 filed on June 28, 2005) (Pursuant to item 601(b)(2) of Regulation S-K promulgated by the SEC, the exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. US Airways Group, Inc. hereby agrees to furnish to the SEC, upon request, any or all of such omitted exhibits or schedules.)

2.2	Letter Agreement, dated July 7, 2005 by and among US Airways Group, Inc., America West Holdings Corporation, Barbell Acquisition Corp., ACE Aviation Holdings, Inc., Eastshore Aviation, LLC, Par Investment Partners, L.P., Peninsula Investment Partners, L.P. and Wellington Management Company, LLP (incorporated by reference to Exhibit 2.2 to Amendment No. 1 to US Airways Group’s Registration Statement on Form S-4 filed on August 8, 2005)
4.1	Amended and Restated Certificate of Incorporation of US Airways Group, Inc., effective as of September 27, 2005 (incorporated by reference to Exhibit 3.1 to US Airways Group’s Form 8-K filed on October 3, 2005).

4.2	Amended and Restated Bylaws of US Airways Group, Inc., effective as of September 27, 2005 (incorporated by reference to Exhibit 3.2 to US Airways Group’s Form 8-K filed on October 3, 2005).

4.3	Indenture, dated as of September 30, 2005, between US Airways Group, the guarantors listed therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005)

4.4	Registration Rights Agreement, dated as of September 30, 2005, between the US Airways Group, Inc., America West Airlines, Inc. and US Airways, Inc., as guarantors, and the initial purchaser named therein (incorporated by reference to Exhibit 4.2 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005)

4.5	Indenture, dated as of July 30, 2003, between America West Airlines, Inc. and U.S. Bank National Association, as trustee and not in its individual capacity, for America West Airlines, Inc. Senior Exchangeable Notes due 2023 (incorporated by reference to Exhibit 4.1 to America West Holdings’ and America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)

Exhibit No.	Description

4.6	Form of America West Airlines, Inc. Senior Exchangeable Note due 2023 (incorporated by reference to Exhibit 4.2 to America West Holdings’ and America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)

4.7	Registration Rights Agreement, dated as of July 30, 2003, with respect to shares of Class B Common Stock underlying the America West Airlines, Inc. Senior Exchangeable Notes due 2023 (incorporated by reference to Exhibit 4.3 to America West Holdings’ and America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)

4.8	Guarantee and Exchange Agreement, dated as of July 30, 2003, between America West Holdings Corporation and U.S. Bank, National Association, as exchange agent and trustee and not in its individual capacity, for America West Airlines Inc. Senior Exchangeable Notes due 2023 (incorporated by reference to Exhibit 4.4 to America West Holdings’ and America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)

4.9	Stock Option Agreement, dated as of December 31, 1996, between America West Holdings and America West Airlines (incorporated by reference to Exhibit 4.5 to America West Holdings’ Registration Statement on Form 8-B dated January 13, 1997)

4.10	Registration Rights Agreement dated as of August 25, 1994, among America West Airlines, AmWest Partners, L.P. and other holders (incorporated by reference to Exhibit 4.6 to the America West Airlines, Inc.’s Current Report on Form 8-K dated August 25, 1994)

4.11	Assumption of Certain Obligations Under Registration Rights Agreement executed by America West Holdings for the benefit of TPG Partners, L.P., TPG Parallel I, L.P., Air Partners II, L.P., Continental Airlines, Inc., Mesa Airlines, Inc., Lehman Brothers, Inc., Belmont Capital Partners II, L.P. and Belmont Fund, L.P. (incorporated by reference to Exhibit 4.7 to America West Holdings’ Registration Statement on Form 8-B dated January 13, 1997)

4.12	Form of Pass Through Trust Agreement, dated as of November 26, 1996, between America West Airlines and Fleet National Bank, as Trustee (incorporated by reference to Exhibit 4.1 to America West Airlines, Inc.’s Current Report on Form 8-K dated November 26, 1996)

4.13	Form of Pass Through Trust Agreement, dated as of June 17, 1997, between America West Airlines and Fleet National Bank, as Trustee (incorporated by reference to Exhibit 4.5 to America West Airlines, Inc.’s Registration Statement on Form S-3 dated June 4, 1997)

4.14	Forms of Pass Through Trust Agreements, dated as of October 6, 1998, between America West Airlines and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibits 4.4, 4.5, 4.6, 4.7, 4.8 and 4.9 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated March 25, 1999)

4.15	Pass Through Trust Agreements, dated as of September 21, 1999, between America West Airlines and Wilmington Trust Company, as Trustee, made with respect to the formation of America West Airlines Pass Through Trusts, Series 1999-1G-S, 1999-1G-O, 1999-1C-S and 1999-1C-O and the issuance of 7.93% Initial Pass Through Certificates Series 1999-1G-S and 1999-1G-O, the issuance of 8.54% Initial Pass Through Certificates, Series 1999-1C-S and 1999-1C-O, the issuance of 7.93% Exchange Pass Through Certificates, Series 1999-1G-S and 1999-1G-O, and the issuance of 8.54% Exchange Pass Through Certificates, Series 1999-1C-S and 1999-1C-O (incorporated by reference to America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 1999)

4.16	Insurance and Indemnity Agreement, dated as of September 21, 1999, among America West Airlines, Ambac Assurance Corporation as Policy Provider and Wilmington Trust Company as Subordination Agent and Trustee under the Pass Through Trust 1999-1G-O (incorporated by reference to Exhibits 4.15 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated March 16, 2000)

Exhibit No.	Description

4.17	Pass Through Trust Agreement, dated as of July 7, 2000, between America West Airlines, and Wilmington Trust Company, as Trustee, made with respect to the formation of America West Airlines Pass Through Trust, Series 2000-1G-0, 2000-1G-S, 2000-1C-O and 2000-1C-S, the issuance of 8.057% Initial Pass Through Certificates, Series 2000-1G-O and 2000-1G-S, the issuance of 9.244% Initial Pass Through Certificates, Series 2000-1C-O and 2000-1C-S, the issuance of 8.057% Exchange Pass Through Certificates, Series 2000-1G-O and 2000-1G-S and the issuance of 9.244% Exchange Pass Through Certificates, Series 2000-1C-O and 2000-1C-S (incorporated by reference to Exhibits 4.3, 4.4, 4.5 and 4.6 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated September 12, 2002)

4.18	Insurance and Indemnity Agreement, dated as of July 7, 2000, among America West Airlines, Ambac Assurance Corporation as Policy Provider and Wilmington Trust company as Subordination Agent and Trustee under the Pass Through Trust 2000-1G (incorporated by reference to Exhibits 4.15 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated September 12, 2002)

4.19	Insurance and Indemnity Agreement (Series G), dated as of May 17, 2001, among America West Airlines, Ambac Assurance Corporation as Policy Provider and Wilmington Trust company as Subordination Agent (incorporated by reference to Exhibit 4.20 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated February 14, 2002)

4.20	Indenture, dated as of January 18, 2002, between America West Holdings Corporation and Wilmington Trust Company, as Trustee and not in its individual capacity, for America West Holdings Corporation 7.5% Convertible Senior Notes due 2009 (incorporated by reference to Exhibit 4.15 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002)

4.21	Form of America West Holdings Corporation 7.5% Convertible Senior Notes due 2009 (incorporated by reference to Exhibit 4.16 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002)

4.22	Registration Rights Agreement, dated January 18, 2002, with respect to shares of Class B Common Stock underlying the America West Holdings Corporation 7.5% Convertible Senior Notes due 2009 (incorporated by reference to Exhibit 4.17 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002)

4.23	Guaranty, dated as of January 18, 2002, by America West Airlines, Inc., in favor of the Holders and the Trustee under the Indenture dated January 18, 2002 (incorporated by reference to Exhibit 4.18 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002)

4.24	Registration Rights Agreement, dated January 18, 2002, between America West Holdings Corporation and the Air Transportation Stabilization Board with respect to shares of Class B Common Stock underlying the Warrant to Purchase Class B Common Stock (incorporated by reference to Exhibit 4.20 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002)

4.25	Warrant Registration Rights Agreement between America West Holdings Corporation and certain warrant recipients (incorporated by reference to Exhibit 4.21 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002)

4.26	Warrant to Purchase Common Stock, dated September 27, 2005, issued to AFS Cayman Limited (incorporated by reference to Exhibit 10.2 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005)

4.27	Supplemental Indenture No. 1, dated as of September 27, 2005, among America West Holdings Corporation, US Airways Group, Inc. and Wilmington Trust Company (incorporated by reference to Exhibit 10.1 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005)

Exhibit No.		Description

4.28		Guarantee and Exchange Agreement Supplement No. 1, dated at of September 27, 2005, among America West Holdings Corporation, US Airways Group, Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 10.2 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005)

5	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

23	.2*	Consent of KPMG LLP

23	.3*	Consent of PricewaterhouseCoopers LLP

23	.4*	Consent of KPMG LLP

24	.1*	Powers of Attorney signed by the directors of US Airways Group, authorizing their signatures on this registration statement (see signature page in Part II of registration statement)

*	filed herewith

Item 17.	Undertakings.
      (A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to

Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.
      (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF TEMPE, STATE OF ARIZONA, ON THE 22ND DAY OF NOVEMBER, 2005.

US AIRWAYS GROUP, INC.

By:	/s/ W. Douglas Parker

W. Douglas Parker
Chairman, President and Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Derek J. Kerr and James E. Walsh III and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.
      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURE	TITLE	DATE

/s/ W. Douglas Parker W. Douglas Parker	Chairman, President and Chief Executive Officer (Principal Executive Officer)	November 22, 2005

/s/ Derek J. Kerr Derek J. Kerr	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 22, 2005

/s/ Bruce R. Lakefield Bruce R. Lakefield	Director	November 22, 2005

/s/ Richard Bartlett Richard Bartlett	Director	November 22, 2005

/s/ Herbert M. Baum Herbert M. Baum	Director	November 22, 2005

/s/ Richard C. Kraemer Richard C. Kraemer	Director	November 22, 2005

SIGNATURE	TITLE	DATE

/s/ Cheryl G. Krongard Cheryl G. Krongard	Director	November 22, 2005

/s/ Robert A. Milton Robert A. Milton	Director	November 22, 2005

/s/ Hans Mirka Hans Mirka	Director	November 22, 2005

/s/ Denise M. O’Leary Denise M. O’Leary	Director	November 22, 2005

/s/ George M. Philip George M. Philip	Director	November 22, 2005

/s/ Richard P. Schifter Richard P. Schifter	Director	November 22, 2005

/s/ Edward L. Shapiro Edward L. Shapiro	Director	November 22, 2005

/s/ J. Steven Whisler J. Steven Whisler	Director	November 22, 2005

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated May 19, 2005, by and among US Airways Group, Inc. and America West Holdings Corporation (incorporated by reference to Exhibit 2.1 to US Airways Group’s Registration Statement on Form S-4 filed on June 28, 2005) (Pursuant to item 601(b)(2) of Regulation S-K promulgated by the SEC, the exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. US Airways Group, Inc. hereby agrees to furnish to the SEC, upon request, any or all of such omitted exhibits or schedules.).

2.2	Letter Agreement, dated July 7, 2005 by and among US Airways Group, Inc., America West Holdings Corporation, Barbell Acquisition Corp., ACE Aviation Holdings, Inc., Eastshore Aviation, LLC, Par Investment Partners, L.P., Peninsula Investment Partners, L.P. and Wellington Management Company, LLP (incorporated by reference to Exhibit 2.2 to Amendment No. 1 to US Airways Group’s Registration Statement on Form S-4 filed on August 8, 2005).
4.1	Amended and Restated Certificate of Incorporation of US Airways Group, Inc., effective as of September 27, 2005 (incorporated by reference to Exhibit 3.1 to US Airways Group’s Form 8-K filed on October 3, 2005).

4.2	Amended and Restated Bylaws of US Airways Group, Inc., effective as of September 27, 2005 (incorporated by reference to Exhibit 3.2 to US Airways Group’s Form 8-K filed on October 3, 2005).

4.3	Indenture, dated as of September 30, 2005, between US Airways Group, the guarantors listed therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005).

4.4	Registration Rights Agreement, dated as of September 30, 2005, between the US Airways Group, Inc., America West Airlines, Inc. and US Airways, Inc., as guarantors, and the initial purchaser named therein (incorporated by reference to Exhibit 4.2 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005).

4.5	Indenture, dated as of July 30, 2003, between America West Airlines, Inc. and U.S. Bank National Association, as trustee and not in its individual capacity, for America West Airlines, Inc. Senior Exchangeable Notes due 2023 (incorporated by reference to Exhibit 4.1 to America West Holdings’ and America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

4.6	Form of America West Airlines, Inc. Senior Exchangeable Note due 2023 (incorporated by reference to Exhibit 4.2 to America West Holdings’ and America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

4.7	Registration Rights Agreement, dated as of July 30, 2003, with respect to shares of Class B Common Stock underlying the America West Airlines, Inc. Senior Exchangeable Notes due 2023 (incorporated by reference to Exhibit 4.3 to America West Holdings’ and America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

4.8	Guarantee and Exchange Agreement, dated as of July 30, 2003, between America West Holdings Corporation and U.S. Bank, National Association, as exchange agent and trustee and not in its individual capacity, for America West Airlines Inc. Senior Exchangeable Notes due 2023 (incorporated by reference to Exhibit 4.4 to America West Holdings’ and America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

4.9	Stock Option Agreement, dated as of December 31, 1996, between America West Holdings and America West Airlines (incorporated by reference to Exhibit 4.5 to America West Holdings’ Registration Statement on Form 8-B dated January 13, 1997).

4.10	Registration Rights Agreement dated as of August 25, 1994, among America West Airlines, AmWest Partners, L.P. and other holders (incorporated by reference to Exhibit 4.6 to the America West Airlines, Inc.’s Current Report on Form 8-K dated August 25, 1994).

Exhibit No.	Description

4.11	Assumption of Certain Obligations Under Registration Rights Agreement executed by America West Holdings for the benefit of TPG Partners, L.P., TPG Parallel I, L.P., Air Partners II, L.P., Continental Airlines, Inc., Mesa Airlines, Inc., Lehman Brothers, Inc., Belmont Capital Partners II, L.P. and Belmont Fund, L.P. (incorporated by reference to Exhibit 4.7 to America West Holdings’ Registration Statement on Form 8-B dated January 13, 1997).

4.12	Form of Pass Through Trust Agreement, dated as of November 26, 1996, between America West Airlines and Fleet National Bank, as Trustee (incorporated by reference to Exhibit 4.1 to America West Airlines, Inc.’s Current Report on Form 8-K dated November 26, 1996).

4.13	Form of Pass Through Trust Agreement, dated as of June 17, 1997, between America West Airlines and Fleet National Bank, as Trustee (incorporated by reference to Exhibit 4.5 to America West Airlines, Inc.’s Registration Statement on Form S-3 dated June 4, 1997).

4.14	Forms of Pass Through Trust Agreements, dated as of October 6, 1998, between America West Airlines and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibits 4.4, 4.5, 4.6, 4.7, 4.8 and 4.9 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated March 25, 1999).

4.15	Pass Through Trust Agreements, dated as of September 21, 1999, between America West Airlines and Wilmington Trust Company, as Trustee, made with respect to the formation of America West Airlines Pass Through Trusts, Series 1999-1G-S, 1999-1G-O, 1999-1C-S and 1999-1C-O and the issuance of 7.93% Initial Pass Through Certificates Series 1999-1G-S and 1999-1G-O, the issuance of 8.54% Initial Pass Through Certificates, Series 1999-1C-S and 1999-1C-O, the issuance of 7.93% Exchange Pass Through Certificates, Series 1999-1G-S and 1999-1G-O, and the issuance of 8.54% Exchange Pass Through Certificates, Series 1999-1C-S and 1999-1C-O (incorporated by reference to America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 1999).

4.16	Insurance and Indemnity Agreement, dated as of September 21, 1999, among America West Airlines, Ambac Assurance Corporation as Policy Provider and Wilmington Trust Company as Subordination Agent and Trustee under the Pass Through Trust 1999-1G-O (incorporated by reference to Exhibits 4.15 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated March 16, 2000).

4.17	Pass Through Trust Agreement, dated as of July 7, 2000, between America West Airlines, and Wilmington Trust Company, as Trustee, made with respect to the formation of America West Airlines Pass Through Trust, Series 2000-1G-0, 2000-1G-S, 2000-1C-O and 2000-1C-S, the issuance of 8.057% Initial Pass Through Certificates, Series 2000-1G-O and 2000-1G-S, the issuance of 9.244% Initial Pass Through Certificates, Series 2000-1C-O and 2000-1C-S, the issuance of 8.057% Exchange Pass Through Certificates, Series 2000-1G-O and 2000-1G-S and the issuance of 9.244% Exchange Pass Through Certificates, Series 2000-1C-O and 2000-1C-S (incorporated by reference to Exhibits 4.3, 4.4, 4.5 and 4.6 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated September 12, 2002).

4.18	Insurance and Indemnity Agreement, dated as of July 7, 2000, among America West Airlines, Ambac Assurance Corporation as Policy Provider and Wilmington Trust company as Subordination Agent and Trustee under the Pass Through Trust 2000-1G (incorporated by reference to Exhibits 4.15 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated September 12, 2002).

4.19	Insurance and Indemnity Agreement (Series G), dated as of May 17, 2001, among America West Airlines, Ambac Assurance Corporation as Policy Provider and Wilmington Trust company as Subordination Agent (incorporated by reference to Exhibit 4.20 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated February 14, 2002).

4.20	Indenture, dated as of January 18, 2002, between America West Holdings Corporation and Wilmington Trust Company, as Trustee and not in its individual capacity, for America West Holdings Corporation 7.5% Convertible Senior Notes due 2009 (incorporated by reference to Exhibit 4.15 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

4.21	Form of America West Holdings Corporation 7.5% Convertible Senior Notes due 2009 (incorporated by reference to Exhibit 4.16 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

Exhibit No.		Description

4.22		Registration Rights Agreement, dated January 18, 2002, with respect to shares of Class B Common Stock underlying the America West Holdings Corporation 7.5% Convertible Senior Notes due 2009 (incorporated by reference to Exhibit 4.17 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

4.23		Guaranty, dated as of January 18, 2002, by America West Airlines, Inc., in favor of the Holders and the Trustee under the Indenture dated January 18, 2002 (incorporated by reference to Exhibit 4.18 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

4.24		Registration Rights Agreement, dated January 18, 2002, between America West Holdings Corporation and the Air Transportation Stabilization Board with respect to shares of Class B Common Stock underlying the Warrant to Purchase Class B Common Stock (incorporated by reference to Exhibit 4.20 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

4.25		Warrant Registration Rights Agreement between America West Holdings Corporation and certain warrant recipients (incorporated by reference to Exhibit 4.21 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

4.26		US Airways Group, Inc. Warrant to Purchase Common Stock, dated September 27, 2005, issued to AFS Cayman Limited (incorporated by reference to Exhibit 10.2 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005).

4.27		Supplemental Indenture No. 1, dated as of September 27, 2005, among America West Holdings Corporation, US Airways Group, Inc. and Wilmington Trust Company (incorporated by reference to Exhibit 10.1 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005).

4.28		Guarantee and Exchange Agreement Supplement No. 1, dated at of September 27, 2005, among America West Holdings Corporation, US Airways Group, Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 10.2 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005).

5	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

23	.2*	Consent of KPMG LLP.

23	.3*	Consent of PricewaterhouseCoopers LLP.

23	.4*	Consent of KPMG LLP.

24	.1*	Powers of Attorney signed by the directors of US Airways Group, authorizing their signatures on this registration statement (see signature page in Part II of registration statement).

*	filed herewith